CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS



We have issued our report dated February 10, 1995, except for Notes H, K, M, and N, as to which the dates are March 27, 1995, February 24, 1995, February 17, 1995 and March 22, 1995, respectively, accompanying the consolidated financial statements and schedule included in the Annual Report of Alpine Lace Brands, Inc. on Form 10-K for the year ended December 31, 1994, which are incorporated by reference in this Registration Statement. We hereby consent to the incorporation by reference in the Registration Statement of the aforementioned report.






/s/ GRANT THORNTON LLP
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GRANT THORNTON LLP

Parsippany, New Jersey
July 31, 1995